Exhibit 23.1

                        CONSENT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS


We have issued our report dated March 1, 1996 (except for Notes L-1 and L-2, as to which the dates are August 13, 1996 and March 6, 1996, respectively) accompanying the consolidated financial statements of Correctional Services Corporation and Subsidiaries included in the Annual Report on Form 10-KSB for the year ended December 31, 1995, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."



/S/ GRANT THORNTON LLP



New York, New York
November 19, 1996